Exhibit 10.47

FIRST AMENDMENT TO

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

This First Amendment (“First Amendment”), dated as of December 19, 2005, to the agreement for an uncommitted line of credit for loans and letters of credit (the “Agreement”) dated as of April 20, 2004 between KBC Bank N.V. (the “Bank”) and Oneok, Inc. (the “Borrower”).

WHEREAS, pursuant to the Agreement, the Bank has extended an uncommitted line of credit for loans and letters of credit for the account of the Borrower (the “Credit Facility”); and

WHEREAS, the Borrower has requested, and the Bank has approved, an increase in the Credit Facility from Ten Million U.S. Dollars to Fifteen Million U.S. Dollars; and

WHEREAS, the Borrower has requested the Bank to issue letters of credit for its account on behalf of subsidiaries and affiliates of the Borrower, with the Borrower issuing a guarantee for reimbursement obligations with respect to such letters of credit; and

WHEREAS, the Bank is willing to increase the Credit Facility and amend the Agreement upon the terms and conditions hereinafter provided in order to accommodate the Borrower’s request:

NOW THEREFORE, in consideration of the foregoing and the undertakings herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree, as follows:

1. Definitions. As used herein and in the Agreement, the term “Agreement” shall mean the Agreement as amended by this Amendment. All terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2. Amendments to the Agreement.

(a)        The first paragraph of the Agreement is hereby amended by deleting the amount “Ten Million United States Dollars ($10,000,000.00) and inserting in its place “Fifteen Million United States Dollars ($15,000,000.00);

(b)        Section 1.1 of the Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

(i) “‘Guarantee’ means the corporate guarantee issued by the Borrower;

(ii) ‘Maximum Credit Amount’ means $15,000,000.00.

(ii) ‘Controlled’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the exercise of voting power, by contract or otherwise. Controlled has the meaning correlative thereto. ‘

(iii) ‘Related Entity’ means any corporation, limited liability company, partnership, association or other entity that is directly or indirectly controlled by the Borrower.”

(c) The definition of “Letter of Credit” contained in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Letter of Credit’ means a letter of credit issued by the Bank at the request of the Borrower on behalf of the Borrower and/or any Related Entity, pursuant to this Agreement, whether as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended.”

(d) Section 2.5 is hereby amended by amending and restating the first sentence in its entirety to read as follows:

“The Obligations of the Borrower to repay any and all Loans shall be evidenced by an amended and restated master promissory note (the “Note”) of the Borrower payable to the order of the Bank, substantially in the form attached hereto as Exhibit “A.”

(e) Section 3.1 of the Agreement is hereby amended and restated as follows:

“3.1 Issuance of Letters of Credit. Upon the Borrower’s request as provided herein, the Bank in its sole discretion may, but shall not be obligated to, open or cause to be opened Letters of Credit for the Borrower’s account on behalf of the Borrower and/or any Related Entity. To request the issuance of a Letter of Credit (or amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by courier, U.S. mail, telecopy, or telephone confirmed in writing to the Bank no later than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension an irrevocable written notice requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended, and specifying: (i) the date of issuance, amendment, renewal or extension (which shall be a Business Day); (ii) the amount of the Letter of Credit requested; (iii) the name and address of the beneficiary thereof; (iv) the date on which such Letter of Credit is to expire; (v) the full text of any certificate or statement to be presented in the case of any drawing thereunder; (vi) the documents to be presented by the beneficiary of such Letter of Credit in the case of a drawing thereunder; (vii) a summary description of the transaction in connection with which the Letter of Credit is requested; (viii) the identity of the party (Borrower and/or Related Entity) on whose behalf such Letter of Credit is to be issued; and (ix) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.”

(d) Article III is hereby amended by adding the following new Section 3.5:

“Section 3.5 Scope of Obligations. The Borrower shall be responsible for the performance and payment of all Obligations, including without limitation the reimbursement obligations contained in Section 3.2 hereto relating to the issuance and maintenance of Letters of Credit issued on the behalf of any of the Related Entities.”

3.	Conditions Precedent. As a condition to the amendments provided in paragraph 2, the Borrower shall execute and deliver to the Bank: (a) a counterpart of this First Amendment and the Guarantee Agreement, both duly executed by the Borrower; (b) a certificate of the Secretary of the Borrower certifying the names, incumbency and signatures of the officers of the Borrower authorized to execute this First Amendment and the Guarantee Agreement; and (c) such additional documents, agreements and instruments, and to take such additional actions, as the Bank may reasonably request to effectuate the terms of this First Amendment.

4. Master Promissory Note. The Master Promissory Note, dated April 20, 2004, in the principal amount of $10,000,000.00 made by the Borrower in favor of the Bank (the “Prior Note”), shall be replaced and superseded by an Amended And Restated Promissory Note, substantially in the form attached hereto as Exhibit A (the “Note”). The Bank shall return the Prior Note, duly marked “Cancelled”, to the Borrower at the time that the Note is executed and delivered to the Bank.

5. Representations and Warranties. The Borrower hereby represents and warrants that:

(a) The representations and warranties made by the Borrower in the Agreement and the documents delivered in connection therewith are true and correct on and as of the date of this First Amendment. No Default or Event of Default under the Agreement has occurred and is continuing on the date of this First Amendment

(b) This First Amendment has been duly authorized by all requisite action on behalf of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors’ rights generally.

(c) The Borrower has obtained all consents and approvals necessary to its execution and delivery of this First Amendment.

6. Governing Law. This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York

7. Costs and Expenses. The Borrower hereby agrees to pay on demand all out-of-pocket costs and expenses of the Bank in connection with the preparation, execution and delivery of this First Amendment, including without limitation, the reasonable fees and expenses of outside counsel for the Bank with respect thereto.

8. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall constitute an original First Amendment and all of which together shall constitute one and the same First Amendment.

9. Effect. Upon the execution and delivery of this First Amendment, the Agreement shall be deemed to be amended as set forth in this First Amendment. All of the provisions of the Agreement shall remain in full force and effect as amended by the First Amendment.

IN WITNESS WHEREOF, the Borrowers and the Bank have caused this Agreement to be duly executed and delivered as of the date first above written.

(Signatures continue on next page)

ONEOK, INC.

By:	/s/ Caron A. Lawhorn
	Name:	Caron A. Lawhorn
	Title:	Senior Vice President – Financial Services and Treasurer

This execution page is part of the First Amendment dated as of December 19, 2005 to the letter agreement dated as of April 20, 2004 between Oneok, Inc., as Borrower and KBC Bank N.V., New York Branch.

KBC BANK N.V., NEW YORK BRANCH

By:	/s/ Eric Raskin
	Name:	Eric Raskin
	Title:	Vice President

By:	/s/ Robert Snauffer
	Name:	Robert Snauffer
	Title:	First Vice President

This execution page is part of the First Amendment dated as of December 19, 2005 to the letter agreement dated as of April 20, 2004 between Oneok, Inc., as Borrower and KBC Bank N.V., New York Branch

Exhibit A

AMENDED AND RESTATED

MASTER PROMISSORY NOTE

U.S.$ 15,000,000.00	New York, New York
Date: December 19, 2005

FOR VALUE RECEIVED, ONEOK, INC., a corporation duly organized and validly existing under the laws of the State of Oklahoma (the “Borrower”), unconditionally promises to pay to the order of KBC BANK N.V. (the “Bank”), at 125 West 55th Street, New York, New York 10019, or such other place as the holder hereof may hereafter designate in writing, the principal sum of Fifteen Million Dollars (US $15,000,000.00) or, if less than such amount, the aggregate unpaid principal amount of all loans and advances (the “Loans”) made by the Bank to the Borrower from time to time under the uncommitted line of credit established by that certain letter agreement dated as of April 20, 2004, as amended (the “Agreement”), in lawful money of the United States of America and in immediately available funds. Each Loan made hereunder shall be due and payable on the maturity date agreed upon by the Borrower and the Bank.

The Borrower shall also pay interest to the Bank, in like money, on the aggregate principal balance of each Loan from the date of making such Loan to the date of repayment thereof at the rate per annum mutually agreed upon by the Borrower and the Bank at the time of each borrowing. Interest on each Loan shall be computed on a daily basis for the actual number of days elapsed over a year of 360 days. Accrued interest on each Loan shall be payable in arrears on (a) the Maturity Date of such Loan, (b) when such Loan is prepaid and (c) upon acceleration in case of an Event of Default.

In no event shall the rate of interest under this Note exceed the maximum rate of interest permitted at that time under applicable law. If the interest collected by the Bank exceeds the maximum amount permitted by such laws, such excess shall be deemed received on account of, and shall automatically be applied to reduce the principal balance of the Loans.

This Note is issued under and is subject to the terms of the Agreement, which terms are hereby incorporated herein by reference.

The Bank is authorized to record the date, amount, interest rate and interest period of each Loan, and the date and amount of each payment thereof on Schedule A attached hereto and made a part hereof; the Bank may add additional pages to such Schedule as necessary. Such recordation shall constitute prima facie evidence of the information so recorded; provided, however, that the Bank’s failure to make any such recordation shall not affect the

Bank’s rights with respect to any Loan or the Borrower’s obligation to pay the principal of and accrued interest on all Loans with this Note.

The holder of this Note at its option may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences, without affecting or diminishing the holder’s right to recourse against the Borrower or any endorsers, sureties or guarantors, which right is expressly reserved.

This Note may not be modified, changed, or terminated orally, but only by an agreement in writing signed by the Borrower and the Bank. No act, failure, or delay by the Bank shall constitute a waiver of any of its rights and remedies. Any written waiver shall be applicable only in the specific instance for which it is given.

The terms and provisions of this Note shall inure to the benefit of, and be binding upon, each of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign any of its interests or obligations hereunder without the prior written consent of the Bank.

This Note replaces and supersedes the Master Promissory Note dated April 20, 2004 in the principal amount of $10,000,000.00 (the “Prior Note”) from the Borrower to the Bank. To the extent that the principal balance of this Note includes the Borrower’s indebtedness hitherto evidenced by the Prior Note, this Note (i) merely re-evidences the indebtedness hitherto evidenced by the Prior Note, (ii) is given as substitution for and not as payment of the Prior Note and (iii) is in no way intended to constitute a novation of the Prior Note. Borrower hereby agrees that this Note shall in all respects take the place of and include the principal amount of and interest under the Prior Note to the extent of the principal amount of this Note.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by duly authorized officers as of the day and year and place first above written.

ONEOK, INC.

100 West Fifth Street

Tulsa, OK 74103

By:	/s/ Caron A. Lawhorn	By:
Name:	Caron Lawhorn	Name:
Title:	Senior Vice President-	Title:
Financial Services and Treasurer

SCHEDULE A

TO AMENDED AND RESTATED MASTER PROMISSORY NOTE

Date Made	Amount of Loan	Interest Rate	Interest Period	Date and Amount of Principal Paid